UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 13, 2008

LINENS HOLDING CO.

LINENS ’N THINGS, INC.

LINENS ’N THINGS CENTER, INC.

(Exact names of registrants as specified in their charters)

Delaware	333-135646-12	20-4192917
Delaware	001-12381	22-3463939
California	333-135646-11	59-2740308
(States or other jurisdictions of incorporation)	(Commission File Numbers)	(IRS Employer Identification Nos.)

6 Brighton Road, Clifton, New Jersey  07015

(Address of principal executive offices)  (Zip Code)

(973) 778-1300

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrants under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                                            Results of Operations and Financial Condition.

On May 13, 2008, Linens Holding Co. (“Holding” and, together with its direct and indirect subsidiaries, the “Company”) announced the Company’s consolidated sales results, including comparable store sales results, for the fiscal first quarter ended March 29, 2008.  The consolidated sales results are with respect to Holding and its consolidated subsidiaries, including Linens ‘n Things, Inc. (“LNT”) and Linens ‘n Things Center, Inc. (“Center”).  A copy of the press release issued in connection with the announcement (the “Release”) is attached as Exhibit 99.1 and is incorporated herein by reference.

The information contained in Item 8.01 with respect to the Company’s gross margin and Adjusted EBITDA for the fiscal first quarter of 2008, including Appendix A included as part of this report, is provided for the purpose set forth in Item 8.01 and is incorporated herein by reference to the extent it reflects results of operations of Holding and its consolidated subsidiaries.

The information contained in or incorporated into this Item 2.02, including the Release, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of Section 18, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 2.04.                                         Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an
Off-Balance Sheet Arrangement.

Holding announced on April 15, 2008 that it had decided to defer the approximately $16.1 million quarterly interest payment due on April 15, 2008 to the holders of $650.0 million of Senior Secured Floating Rate Notes due 2014 (the “Notes”) issued by LNT and Center.  Under the terms of the indenture governing the Notes, LNT and Center have a grace period of 30 days from the payment due date with respect to the interest payment before the nonpayment becomes an event of default.  That grace period ends on May 15, 2008.  Thereafter the interest nonpayment will constitute an event of default under the indenture and, under the terms of the indenture, the trustee or holders of at least 25% in principal amount of the Notes could cause the obligations under the Notes to be accelerated.

As a result of the filings on May 2, 2008 by Holding and each of its direct and indirect U.S. subsidiaries (together with Holding, the “Debtors”) of voluntary petitions (the “Chapter 11 Petitions”) for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (jointly administered under Case No. 08 10832), the Debtors believe that the event of default and any efforts to enforce such payment obligations under the indenture are stayed.

Item 8.01                                            Other Events.

Bankruptcy Filings

As previously disclosed by Holding, the Debtors filed the Chapter 11 Petitions in the Bankruptcy Court on May 2, 2008.  The pleadings filed by the Debtors on and since that date include information about the Debtors and are publicly available.  These pleadings, as well as pleadings filed by other parties with the Bankruptcy Court, may be accessed on the Internet at http://pacer.psc.uscourts.gov or www.kccllc.net/linensnthings.

Additional Disclosures

As announced by Holding prior to the filing of the Chapter 11 Petitions, the Company has been in discussions with an ad hoc committee of holders of the Notes.  In connection with such discussions, certain noteholders and their representatives entered into separate written Confidentiality and Non-Disclosure Agreements (the “Confidentiality Agreements”) with Holding.  Pursuant to such Confidentiality Agreements, Holding provided such noteholders and representatives with confidential information about the Company (the “Information”), including information that was both material and nonpublic at that time.  The Confidentiality Agreements were

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intended to be in effect for a “Confidentiality Period” ending at 5:00 p.m. Prevailing Eastern Time on May 15, 2008.  Holding agreed, by not later than the end of the Confidentiality Period, to make certain of the Information provided publicly available by means of a filing with the Securities and Exchange Commission so that, upon such disclosure, such noteholders and representatives would not be in possession of material, nonpublic information of the Company because of receipt of the Information.  The purpose of this disclosure under the caption “Additional Disclosure” in this Item 8.01 is to comply with this contractual obligation.

First Quarter Earnings Information.

As announced by Holding in the Release, due to the filing of the Chapter 11 Petitions, the Company requires additional time to complete the preparation of its consolidated financial statements for the fiscal first quarter of 2008.  The delay is necessary in part because, in connection with the filing of the Chapter 11 Petitions, the Company is performing an impairment analysis related to certain of its tangible and intangible assets, which is not yet complete.  As a result, the Company has not finalized its quarterly financial statements on its customary schedule.  The Company intends to finalize the financial statements as soon as reasonably practicable.

For the purpose stated above in this Item 8.01, the Company is disclosing herein certain preliminary financial results for the fiscal first quarter ended March 29, 2008 in addition to the information contained in the Release.  The Company’s preliminary results are still in the process of being reviewed by management and the Company’s independent accountants.  No assurance can be given that these preliminary results will not change upon completion of this review.  The Company does not intend, and does not undertake any obligation, to update the following preliminary financial results except by filing of its Quarterly Report on Form 10-Q for the fiscal first quarter with the Securities and Exchange Commission.

Based on the Company’s preliminary financial results, first quarter gross margin increased 180 basis points to 39.2% of sales from 37.4% during the prior year period, driven by both an improvement in initial mark-on as well as lower net markdowns.

The Company defines EBITDA as earnings before interest, income taxes, depreciation and amortization.  As part of its reporting, it also presents Adjusted EBITDA, which excludes the impact of transaction expenses from the February 2006 acquisition of LNT, and other non-recurring or non-cash expenses, and normalizes occupancy costs for certain purchase accounting and rent-related adjustments.  For the first quarter, based on its preliminary financial results, the Company generated Adjusted EBITDA of negative $38.2 million compared to Adjusted EBITDA of negative $33.0 million in the first quarter of 2007.  The decrease in year-over-year first quarter Adjusted EBITDA was the result of an increase in selling, general and administrative expenses due to increased marketing spend and the higher occupancy costs associated with a larger store base.  This increase in selling, general, and administrative expense for the quarter was partially offset by the improved gross profit performance referenced above.  Included in this report as Appendix A is a reconciliation for the fiscal first quarters of 2008 and 2007 of EBITDA to net loss for such periods and Adjusted EBITDA to EBITDA for such periods.

Based on its preliminary financial results, the Company generated a net loss for the first quarter of 2008 of $130.6 million compared with a net loss of $58.2 million in the first quarter of 2007.  The net loss for the first quarter of 2008 is after $36.4 million of impairment charges to write down property, equipment, and certain identifiable intangible assets related to the previously announced closing of 120 store locations.  The net loss for the first quarter does not reflect any potential charges that may result from the Company’s current impairment analysis.

Strategic Alternatives.

Holding has previously announced that it intends to explore a number of strategic alternatives to strengthen the Company’s balance sheet and improve its liquidity, and these efforts are continuing following the filing of the Chapter 11 Petitions.  Such strategic alternatives may include, but are not limited to, a sale of Company assets (which could include inventory, individual retail stores or store leases, or a group of stores or store leases in a particular region of the United States or Canada), a sale of the Company, additional equity financing, or other recapitalization alternatives.  The Company can give no assurance that it will be successful in achieving any such strategic alternatives.

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Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of Linens Holding Co. dated May 13, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Dated:  May 15, 2008

LINENS HOLDING CO.
LINENS ’N THINGS, INC.
LINENS ’N THINGS CENTER, INC.
(Registrants)

By:	/s/ FRANCIS M. ROWAN
Francis M. Rowan
Senior Vice President and Chief Financial Officer

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Appendix A

Net loss reconciliation to EBITDA and Adjusted EBITDA

LNT defines EBITDA as earnings before interest, income taxes, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA adjusted to exclude the additional items described in the following table.

The Company presents EBITDA and Adjusted EBITDA because it considers them as useful analytical tools for measuring its ability to service its debt and generate cash for other purposes.  EBITDA and Adjusted EBITDA are not measurements of the Company’s financial performance under Generally Accepted Accounting Principles (“GAAP”) and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or an alternative to cash flow from operating activities as a measure of the Company’s profitability or liquidity. Adjusted EBITDA is presented as additional information because management uses Adjusted EBITDA to evaluate the operating performance of the Company. Management also believes that Adjusted EBITDA is a meaningful measurement that is commonly used by investors, security analysts and others to measure the Company’s operating performance.  EBITDA and Adjusted EBITDA may differ from other similarly titled measures of other companies, limiting its usefulness as a comparative measure.

For the thirteen weeks ended March 29, 2008 (based on preliminary financial results) and March 31, 2007, the following table presents EBITDA reconciled to the Company’s net loss for such periods and Adjusted EBITDA reconciled to EBITDA for such periods.

A-1

LINENS HOLDING CO. and SUBSIDIARIES (AND PREDECESSOR)
(In thousands)
(Unaudited)

	Thirteen	Thirteen
	Weeks	Weeks
	Ended	Ended
	March 29, 2008 (1)	March 31, 2007

Net loss (2)	$(130,577)	$(58,174)
Provision (benefit) for income taxes	810	(34,412)
Interest expense, net	23,074	24,007
Depreciation and amortization	29,715	31,916

EBITDA	(76,978)	(36,663)

Non-cash rent expense (a)	1,814	2,980
Non-cash lease transactions (b)	(608)	(616)
Non-cash landlord allowance amortization (c)	(344)	(303)
Cash landlord allowances received (d)	—	1,012

EBITDA after rent-related adjustments	(76,116)	(33,590)

Non-cash impairment of property, equipment, and identifiable intangible assets (e)	36,415	—
Stock-based compensation expense (f)	837	572
Severance (g)	331	21
Non-cash writeoff of property and equipment (h)	361	16
Adjusted EBITDA	$(38,172)	$(32,981)

(1)

All amounts reflected in this table for the thirteen weeks ended March 29, 2008 are based on the Company’s preliminary financial results for such period and are subject to change at such time as the Company finalizes its consolidated financial statements for such period.

(2)	Net loss for the thirteen weeks ended March 29, 2008 does not reflect any potential charges that may result from the Company’s current impairment analysis.

(a)	Represents the straight-line effect of scheduled rent increases over the expected lease term.

(b)	Represents non-cash unfavorable lease amortization for leases valued below market as a result of the acquisition of the Company by its sponsors.

(c)

Non-cash landlord allowance amortization represents the amortization of cash allowances received from landlords at inception of leases. Non-cash landlord allowance amortization has the effect of reducing rent expense.

(d)	Represents cash allowances received from landlords at inception of leases.

(e)

Represents the non-cash accelerated write-down of the book value of certain underperforming property, equipment, and certain identifiable intangible assets related to 120 stores the Company currently plans to close.

(f)	Represents stock-based compensation expense related to stock option grants under SFAS 123R, “Share-Based Payment”.

(g)	Charges related to severance for individuals affected under the Company’s cost containment initiatives.

(h)	Represents the non-cash disposal of fixed assets for locations that have closed.

A-2

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Linens Holding Co. dated May 13, 2008.